Exhibit 3.7

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

GERSON LEHRMAN GROUP, INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

Gerson Lehrman Group, Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Article IV of the Corporation’s Certificate of Incorporation is hereby amended as set forth below:

First, the first paragraph is deleted in its entirety and the following is inserted in lieu thereof:

“The Corporation shall have the authority to issue one hundred eighty million (180,000,000) shares of capital stock, of which one hundred fifty million (150,000,000) shares are of a class designated as common stock, each having a par value of one cent ($0.01 ), and thirty million (30,000,000) shares are of a class designated as preferred stock, each having a par value of one cent ($0.01).”

Second, the first sentence of the second paragraph is deleted in its entirety.

SECOND: Article VI of the Corporation’s Certificate of Incorporation is hereby deleted in its entirety and the following is inserted in lieu thereof:

“The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.”

THIRD: The foregoing amendments were duly adopted in accordance with Section 242 and Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Gerson Lehrman Group, Inc. has caused this Certificate to be duly executed in its corporate name this 4th day of January, 2008.

GERSON LEHRMAN GROUP, INC.

By:	/s/ Alexander Saint-Amand
	Name:	Alexander Saint-Amand
	Title:	Chief Executive Officer

[Signature Page to the Certificate of Amendment to the COI]